UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32731	84-1219301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Wynkoop Street, Suite 500

Denver, CO 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 595-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2015, the Compensation Committee of the Board of Directors of Chipotle Mexican Grill, Inc. approved the award to Chipotle’s executive officers under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan of performance shares with a three year performance term. The Compensation Committee approved these awards after reviewing Chipotle’s past executive compensation practices, and in particular taking into account input received from shareholders in connection with the advisory vote on executive compensation, or “say-on-pay” vote, conducted at Chipotle’s annual meeting of shareholders on May 15, 2014. These awards are in lieu of stock-only stock appreciation rights awards, which have been granted annually in previous years to each executive officer, and will result in a decrease in 2015 of approximately $34 million in non-cash stock-based compensation expense attributable to officer equity awards as compared to 2014.

Vesting of the awards will be based on Chipotle’s relative performance versus its restaurant industry peer group in revenue growth, net income growth, and total shareholder return, with each performance measure to be weighted equally. The awards will pay out at the target number of shares set forth below if Chipotle’s relative achievement versus the peer group, averaged across the three performance measures, is at the 65th percentile; will pay out at two times the target number of shares set forth below if Chipotle’s averaged relative percentile achievement versus the peer group is at or above the 90th percentile; and will pay out at one-half the target number of shares set forth below if Chipotle’s averaged relative percentile achievement versus the peer group is at the 35th percentile. Payout for achievement in between the 35th and 65th, and between the 65th and 90th, percentiles will be interpolated linearly between the threshold and target payout levels or target and maximum payout levels, as applicable. Averaged relative achievement versus the peer group below the 35th percentile will result in expiration of the awards with no payout. The shares issuable at the target performance level for each officer are set forth below.

Officer Name	Shares Issuable at Target
Steve Ells	14,887
Monty Moran	14,887
Jack Hartung	6,252
Mark Crumpacker	4,466

Performance will be calculated over the three year period beginning January 1, 2015 and ending December 31, 2017. Vesting and payout of each award is subject to the recipient’s continued employment through the vesting date, subject to the potential pro-rata payout to the recipient or his estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of certain terminations within two years of certain change in control transactions.

In addition, on February 18, 2015, the Compensation Committee approved new base salaries for Chipotle’s executive officers, as follows: Steve Ells, Chairman and Co-Chief Executive Officer, $1,540,000; Monty Moran, Co-Chief Executive Officer, $1,320,000; Jack Hartung, Chief Financial Officer, $750,000; and Mark Crumpacker, Chief Marketing and Development Officer, $535,000.

Item 8.01 Other Events.

As a result of the awards described in Item 5.02 and other equity compensation awards authorized by the Compensation Committee for non-officer employees under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, Chipotle expects total non-cash stock-based compensation expense in 2015 to be approximately $80 million, compared to approximately $98 million in 2014. The reduction in non-cash stock-based compensation expense for 2015 is comprised of the reduction of approximately $34 million in expense attributable to officer equity awards, partially offset by awards made and expected to be made in 2015 to a larger group of non-officer employees, including grants to restaurant managers, field area managers, and Restaurateurs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

February 24, 2015	By:	/s/ John R. Hartung
		Name:	John R. Hartung
		Title:	Chief Financial Officer